N E W S B U L L E T I N
FROM:

FOR IMMEDIATE RELEASE

CalAmp Reports Fiscal 2013 Second Quarter Results

OXNARD, CA, September 25, 2012 -- CalAmp Corp. (NASDAQ: CAMP), a leading provider of wireless products, services and solutions, today reported results for its second quarter ended August 31, 2012. Highlights for the quarter include:

  Consolidated second quarter revenue of $44.0 million, up 30% compared to the second quarter last year; Wireless Datacom revenue up 34% year-over-year to an all-time high of $34.2 million.
  Second quarter GAAP net income of $3.7 million or $0.12 per diluted share, compared to $1.4 million, or $0.05 per diluted share, in second quarter of last year.
  Adjusted Basis (non-GAAP) net income of $4.9 million or $0.17 per diluted share, compared to $3.0 million, or $0.11 per diluted share, for the same period last year.
  Net cash provided by operations of $4.0 million in the second quarter, and total cash at quarter-end of $10.2 million.

Commenting on the second quarter results, Michael Burdiek, CalAmp's President and Chief Executive Officer said, “We continue to experience operating momentum with strong performance once again driven by the Wireless Datacom segment, where revenue grew 34% year-over-year to $34.2 million. This record-setting revenue was due to continued strong customer demand for our Mobile Resource Management (MRM) products and services, significant contributions from our Rail initiative and improving fundamentals in public safety. In addition, we continue to be pleased with the performance of our Satellite segment and its contribution to the bottom-line.”

Mr. Burdiek continued, “Our backlog exiting the second quarter remains robust and we have a healthy pipeline of new opportunities supporting a good tailwind as we enter the second half of fiscal 2013.”

Fiscal 2013 Second Quarter Results
Total revenue for the fiscal 2013 second quarter was $44.0 million compared to $33.8 million for the second quarter of fiscal 2012, an increase of 30%. Wireless Datacom revenue increased 34% to $34.2 million from $25.5 million in the same period last year, and Satellite revenue was $9.8 million compared to $8.3 million in the second quarter last year.

Consolidated gross profit for the fiscal 2013 second quarter was $14.1 million, an increase of $2.3 million over the same quarter last year primarily as a result of higher revenue. The gross margin percentage was 32.1% in the fiscal 2013 second quarter versus 35.0% in the second quarter last year, which included a $3 million patent sale for which there was no associated cost of revenue. Excluding the effects of last year’s patent sale, the consolidated gross margin in the latest quarter was up 3.4 percentage points year-over-year due primarily to substantial improvement in Satellite margins.

CalAmp Reports Fiscal 2013 Second Quarter Results
September 25, 2012

GAAP net income for the fiscal 2013 second quarter was $3.7 million, or $0.12 per diluted share, compared to net income of $1.4 million, or $0.05 per diluted share, in the second quarter of last year.

Non-GAAP net income for the fiscal 2013 second quarter was $4.9 million, or $0.17 per diluted share, compared to non-GAAP net income of $3.0 million or $0.11 per diluted share for the same quarter last year. A reconciliation of the GAAP basis pretax income to the non-GAAP net income is provided in the table at the end of this press release.

Liquidity
As of August 31, 2012, the Company had cash and equivalents of $10.2 million and total debt of $5.7 million, including the $3.2 million carrying amount of a note payable issued in May 2012 in connection with the Navman Wireless asset purchase and supply agreement. Net cash (reflecting total cash less bank debt) at August 31, 2012 was $7.7 million, versus a net debt position of $4.0 million one year ago. Cash provided by operating activities during the second quarter was $4.0 million, and the unused borrowing capacity on the bank revolver at the end of the second quarter was $9.5 million.

Business Outlook
Commenting on the Company's business outlook, Mr. Burdiek said, "Based on our latest projections, we expect fiscal 2013 third quarter consolidated revenue in the range of $41 to $45 million. We anticipate Wireless Datacom revenue in the third quarter will be significantly higher year-over-year and up slightly on a sequential quarter basis. Satellite revenue in the third quarter is expected to be up year-over-year but lower on a sequential quarter basis due to normal demand fluctuations. At the bottom line, we expect third quarter GAAP basis net income in the range of $0.10 to $0.14 per diluted share, and non-GAAP net income in the range of $0.14 to $0.18 per diluted share. Looking further ahead into our fourth quarter, we expect continued strength within our Wireless segment and a strong rebound in Satellite revenues from the third quarter, with consolidated fourth quarter revenues projected to be in the range of $43 to $49 million.

Mr. Burdiek concluded, “We are experiencing strong demand as we drive expansion within our key verticals. Looking ahead to the second half of fiscal 2013 and beyond, we believe we have established a solid foundation for further revenue and earnings growth.”

Conference Call and Webcast
A conference call and simultaneous webcast to discuss first quarter financial results and business outlook will be held today at 4:30 p.m. Eastern / 1:30 p.m. Pacific. CalAmp's President and CEO Michael Burdiek and CFO Rick Vitelle will host the conference call. Participants can dial into the live conference call by calling 877-407-0784 (1-201-689-8560 for international callers) and using the Conference ID # 399613. An audio replay will be available through October 3, 2012 by calling 877-870-5176 or 858-384-5517 and entering the Conference ID # 399613.

Additionally, a live webcast of the call will be available on CalAmp's web site at www.calamp.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. After the live webcast, a replay will remain available until the next quarterly conference call in the Investor Relations section of CalAmp's web site.

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CalAmp Reports Fiscal 2013 Second Quarter Results
September 25, 2012

About CalAmp
CalAmp develops and markets wireless communications solutions that deliver data, voice and video for critical networked communications and other applications. The Company's two business segments are Wireless DataCom, which serves enterprise, utility and government customers, and Satellite, which focuses on the North American Direct Broadcast Satellite market. For more information, please visit www.calamp.com.

Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including product demand, competitive pressures and pricing declines in the Company’s wireless and satellite markets, the timing of customer approvals of new product designs, intellectual property infringement claims, the effects of the proposed automatic federal budget cuts if the scheduled sequester were to take effect in early 2013, interruption or failure of our Internet-based systems used to wirelessly configure and communicate with the tracking and monitoring devices that we sell, and other risks or uncertainties that are described in the Company's Report on Form 10-K for fiscal 2012 as filed on April 26, 2012 with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT CALAMP:	AT ADDO COMMUNICATIONS:
Garo Sarkissian	Lasse Glassen
VP, Corporate Development	(424) 238-6249
(805) 987-9000	lasseg@addocommunications.com

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CalAmp Reports Fiscal 2013 Second Quarter Results
September 25, 2012

CAL AMP CORP.
CONSOLIDATED INCOME STATEMENTS
(Unaudited, in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	August 31,		August 31,
	2012	2011	2012	2011
Revenues	$43,987	$33,801	$87,848	$68,355
Cost of revenues	29,852	21,976	60,037	47,098
Gross profit	14,135	11,825	27,811	21,257
Operating expenses:
Research and development	3,657	2,679	6,829	5,783
Selling	3,173	2,852	5,981	5,444
General and administrative	3,052	3,030	6,150	5,529
Intangible asset amortization	475	310	792	662
	10,357	8,871	19,752	17,418
Operating income	3,778	2,954	8,059	3,839
Non-operating expense, net	(102)	(1,592)	(192)	(1,948)
Income before income taxes	3,676	1,362	7,867	1,891
Income tax provision	(17)	(6)	(26)	(15)
Net income	$3,659	$1,356	$7,841	$1,876

Earnings per share - basic and diluted
Basic	$0.13	$0.05	$0.28	$0.07
Diluted	$0.12	$0.05	$0.27	$0.07
Shares used in computing earnings per share:
Basic	28,476	27,524	28,201	27,441
Diluted	29,692	28,310	29,478	28,268

BUSINESS SEGMENT INFORMATION
(Unaudited, in thousands)

	Three Months Ended		Six Months Ended
	August 31,		August 31,
	2012	2011	2012	2011
Revenues
Wireless DataCom	$34,173	$25,523	$65,844	$47,560
Satellite	9,814	8,278	22,004	20,795
Total revenues	$43,987	$33,801	$87,848	$68,355

Gross profit
Wireless DataCom	$12,429	$11,380	$24,174	$19,984
Satellite	1,706	445	3,637	1,273
Total gross profit	$14,135	$11,825	$27,811	$21,257

Operating income (loss)
Wireless DataCom	$4,002	$4,399	$8,393	$6,529
Satellite	749	(447)	1,829	(735)
Corporate expenses	(973)	(998)	(2,163)	(1,955)
Total operating income	$3,778	$2,954	$8,059	$3,839

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CalAmp Reports Fiscal 2013 Second Quarter Results
September 25, 2012

CAL AMP CORP.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	August 31,	February 28,
	2012	2012
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$10,235	$5,601
Accounts receivable, net	19,617	14,383
Inventories	13,012	10,057
Deferred income tax assets	7,183	5,425
Prepaid expenses and other current assets	3,951	4,323
Total current assets	53,998	39,789
Property, equipment and improvements, net	2,399	1,761
Deferred income tax assets, less current portion	4,739	6,412
Goodwill and other intangible assets, net	6,657	2,738
Other assets	745	781

	$68,538	$51,481
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$2,444	$1,100
Accounts payable	14,318	9,523
Accrued payroll and employee benefits	3,593	4,405
Deferred revenue	6,107	6,305
Other current liabilities	3,191	2,268

Total current liabilities	29,653	23,601

Long-term debt	3,256	1,900
Other non-current liabilities	1,576	1,003

Stockholders' equity:
Common stock	296	287
Additional paid-in capital	155,711	154,485
Accumulated deficit	(121,889)	(129,730)
Accumulated other comprehensive loss	(65)	(65)

Total stockholders' equity	34,053	24,977
	$68,538	$51,481

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CalAmp Reports Fiscal 2013 Second Quarter Results
September 25, 2012

CAL AMP CORP.
CONSOLIDATED CASH FLOW STATEMENTS
(Unaudited - In thousands)

	Six Months Ended
	August 31,
	2012	2011
Cash flows from operating activities:
Net income	$7,841	$1,876
Depreciation and amortization	1,260	1,385
Stock-based compensation expense	1,672	1,099
Amortization of debt issue costs and discount	22	724
Write-off of cumulative foreign currency translation account	-	801
Changes in operating working capital	(3,517)	(494)
Deferred tax assets, net	(85)	-
Other	15	-

Net cash provided by operating activities	7,208	5,391

Cash flows from investing activities:
Capital expenditures	(920)	(389)
Navman Wireless asset purchase agreement	(1,000)	-
Collections on note receivable	283	298

Net cash used in investing activities	(1,637)	(91)

Cash flows from financing activities:
Repayments of bank line of credit	-	(2,215)
Proceeds (repayments) of bank term loan	(500)	3,000
Repayment of subordinated notes payable	-	(5,000)
Payment of debt issue costs	-	(63)
Payment of withholding taxes on vested employee equity awards	(2,515)	(1,016)
Proceeds from exercise of stock options and warrants	2,078	9

Net cash used in financing activities	(937)	(5,285)

Net change in cash and cash equivalents	4,634	15

Cash and cash equivalents at beginning of period	5,601	4,241

Cash and cash equivalents at end of period	$10,235	$4,256

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CalAmp Reports Fiscal 2013 Second Quarter Results
September 25, 2012

CAL AMP CORP.
NON-GAAP EARNINGS RECONCILIATION
(Unaudited)

"GAAP" refers to financial information presented in accordance with U.S. Generally Accepted Accounting Principles. This press release includes historical non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission. CalAmp believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to investors. The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP.

In this press release, CalAmp reports the non-GAAP financial measures of Adjusted Basis Net Income and Adjusted Basis Net Income Per Diluted Share. CalAmp uses these non-GAAP financial measures to enhance the investor's overall understanding of the financial performance and future prospects of CalAmp's core business activities. Specifically, CalAmp believes that a report of Adjusted Basis Net Income and Adjusted Basis Net Income Per Diluted Share provides consistency in its financial reporting and facilitates the comparison of results of core business operations between its current and past periods.

The reconciliation of the GAAP Basis Pretax Income to Adjusted Basis (non-GAAP) Net Income is as follows (in thousands except per share amounts):

	Three Months Ended		Six Months Ended
	August 31,		August 31,
	2012	2011	2012	2011
GAAP basis pretax income	$3,676	$1,362	$7,867	$1,891

Amortization of intangible assets	475	310	792	662
Stock-based compensation expense	814	567	1,672	1,099
Write-off of cumulative foreign currency translation account	-	801	-	801
Pretax income (non-GAAP basis)	4,965	3,040	10,331	4,453

Income tax provision (non-GAAP basis) (a)	(51)	(6)	(111)	(15)
Adjusted Basis net income	$4,914	$3,034	$10,220	$4,438

Adjusted Basis net income per diluted share	$0.17	$0.11	$0.35	$0.16

Weighted average common shares outstanding
on diluted basis	29,692	28,310	29,478	28,268

(a)	The non-GAAP income tax provision reflects the income taxes paid/payable (or received/receivable) based on the non-GAAP pretax income for the period. The Company has net operating loss carryforwards to offset the pre-tax book income for the three- and six-month periods ended August 31, 2012 and 2011.

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